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                                                                      Exhibit 21

                     List of Subsidiaries of MASSBANK Corp.

MASSBANK Corp. is the parent company of:

         MASSBANK (the "Bank")

MASSBANK has three wholly-owned subsidiaries:

         Readibank Properties, Inc.
         Readibank Investment Corporation
         Melbank Investment Corporation